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    Exhibit No. 10(xx) Consultant Agreement dated January 3, 1997 between
              Mid America Federal Savings Bank and Lois B. Vasto

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                                 LOIS B. VASTO
                              CONSULTANT AGREEMENT
                              --------------------


     This Consultant Agreement made this 3rd day of January, 1997 between Lois
B. Vasto of 2141 University Drive, City of Naperville, County of Will, State of Illinois, herein referred to as Consultant, and Mid America Federal Savings Bank, a corporation whose principal place of business is located at 55th & Holmes, Clarendon Hills, State of Illinois, hereinafter referred to as the Bank.

     The parties stipulate and recite that:
     A. Lois B. Vasto has been employed in various capacities with the Bank since 1953 including most recently, as a Senior Vice President since May, 1984.
     B.   Lois B. Vasto retired as an employee of the Bank on January 3, 1997.
     C. The Bank is desirous of retaining the services of Lois B. Vasto for a period of time based on her extensive experience in the field of residential lending and based on her knowledge of the banking industry.

     For the reasons recited above, and in consideration of the mutual covenants contained within this Agreement, the Bank and Consultant agree as follows:

                                  SECTION ONE

                               TERM OF EMPLOYMENT
                               ------------------

     The Bank hereby retains Lois B. Vasto as a Consultant and Lois B. Vasto accepts such position with Mid America for a term beginning on January 4, 1997 and ending on July 3, 1997.

     Either party may cancel this Agreement on sixty days notice to the other party in writing by certified mail or personal delivery.

     Furthermore, this Agreement shall cease upon the death of the Consultant.

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                                  SECTION TWO

                              DUTIES OF CONSULTANT
                              --------------------

     The Consultant will render advisory and consulting services during the term of this contract, and will give the Bank the benefit of her special knowledge, skill, contacts and business experience in the fields of residential lending and the banking industry. Consultant shall respond to reasonable requests for advice and consultation on matters connected with residential lending, banking and financial services during regular business hours.

                                 SECTION THREE

                                      FEES
                                      ----

     For her services as a Consultant for the period covered by this Agreement, Consultant shall be paid consulting fees equal to Seventy Three Thousand and No/100 Dollars ($73,000.00), in monthly installments commencing January 31, 1997. In addition, Consultant will be entitled to receive additional fees equal to 50% of the amount she would have been entitled to receive as a participant in Group II of the Bank's Executive Annual Incentive Plan for 1997, had she not retired as an employee of the Bank on January 3, 1997. Such additional consulting fees shall be determined based on the same goals and criteria as are set forth in the plan and/or by the Bank's Board of Directors and which apply to other participants in Group II of the plan. Such additional consulting fees shall be paid to Consultant on the same date that annual incentive bonuses for calendar 1997 are paid to participants in the plan.

     Consultant shall be reimbursed by the Bank for her out-of-pocket expenses incurred in rendering such consulting services. The Bank will provide Consultant with, and will cover the expenses for, secretarial services and a company car for business purposes.

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                                  SECTION FOUR

                             PRACTICE BY CONSULTANT
                             ----------------------

     Consultant may engage in the practice of advising the Bank and its affiliates, except that Consultant may not represent in such capacity, any of the clients of the Bank, or the clients of an assignee of this contract, who are such clients at that time. Consultant shall not provide consulting services to any persons, individuals, partnerships, corporations, or other entities who are in competition with the Bank, including clients of the Bank, and Consultant shall not become an employee, officer or director of another person, individual, partnership, corporation, or other entity that operates in competition with the Bank, unless consent is granted in writing by Employer.

     Provided that the Bank is not in default hereof, the Consultant covenants and agrees that she will not during the term which she is entitled to receive consulting fees hereunder, engage directly or indirectly in any business (other than that of the Bank or its affiliates) which is competitive with that business in which the Bank or its affiliates is now engaged.

                                  SECTION FIVE

                                   ASSIGNMENT
                                   ----------

     The Bank's rights under this contract may be assigned by it to any firm engaged in residential lending, banking or financial services which the Bank may form or which succeeds the Bank in its business. Upon such assignment, the assignee shall assume and perform all the Bank's obligations under this contract.

                                  SECTION SIX

                             INDEPENDENT CONTRACTOR
                             ----------------------

     Both the Bank and the Consultant agree that the Consultant will act as an independent contractor in the performance of her duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes,

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including federal and state income taxes, social security or self-employment taxes, unemployment insurance taxes and any other taxes or business license fees as required.

                                 SECTION SEVEN

                            CONFIDENTIAL INFORMATION
                            ------------------------

     The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this Agreement, which concerns the personal, financial or other affairs of the Bank or its affiliates will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

     In witness whereof, the parties have executed this Agreement at Clarendon Hills, Illinois on this 3rd day of January, 1997.


   /s/  Lois B. Vasto
-----------------------------------
Lois B. Vasto, Consultant


   /s/  Allen H. Koranda
-----------------------------------
Allen H. Koranda, Chairman of the Board and
 Chief Executive Officer
Mid America Federal Savings Bank


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